CONSENT OF OPPENHEIMER & CO., INC.


                  We hereby consent (i) to the use of our name as financial advisor to the Independent Committee of the Board of Directors of Multi-Market Radio, Inc. in the registration statement on Form S-4 of SFX Broadcasting, Inc. and the related joint proxy statement/prospectus of SFX Broadcasting, Inc. and Multi-Market Radio, Inc., (ii) to the inclusion of copies of our opinions as annexes to such joint proxy statement/ prospectus, and (iii) to the references to such opinions included in such joint proxy statement/prospectus.


                                    OPPENHEIMER & CO., INC.



                                    By:/s/ Stephanie S. Young


New York, New York
September 30, 1996